Viking Therapeutics Reports First Quarter 2023 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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Three Additional Data Announcements Expected in 2023

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Completed Enrollment in Phase 2b VOYAGE Study of VK2809 for NASH and Fibrosis; Data Expected in 2Q 2023

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Reported VK2735 Phase 1 Data Demonstrating Up to 6% Placebo-Adjusted Mean Weight Loss (7.8% from Baseline), Promising Safety and Tolerability

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Initiated Phase 1 Trial Evaluating Highly Differentiated Oral Formulation of VK2735; Results Expected in 2H 2023

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Completed Public Offering of Common Stock Raising Gross Proceeds of $287.5 Million

SAN DIEGO, April 26, 2023 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2023, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended March 31, 2023, and Other Recent Events:

“The first quarter of 2023 was an exceptional period for Viking,” stated Brian Lian, Ph.D., chief executive officer of Viking. “Early in the quarter, we announced completion of enrollment in the Phase 2b VOYAGE study of our lead thyroid hormone receptor beta agonist VK2809 in patients with NASH and fibrosis, and we expect to report data for the primary endpoint of this study in the second quarter. Later in the quarter, we announced results from the first Phase 1 study of our dual incretin receptor agonist VK2735, demonstrating encouraging safety and tolerability, along with positive signs of clinical efficacy, and we expect to initiate a Phase 2 trial in patients with obesity around mid-year. In conjunction with the announcement of Phase 1 results for VK2735, we announced the initiation of a Phase 1 trial to evaluate an oral formulation of this important compound, and we continue to explore further expansion of our weight loss platform. Finally, at the end of the quarter we completed a successful public offering of common stock, strengthening our balance sheet and providing the resources to support the company through multiple clinical catalysts over the coming quarters.”

Pipeline and Corporate Highlights

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On Track to Announce Data from Phase 2b VOYAGE Study of VK2809 for NASH and Fibrosis in 2Q 2023. VK2809 is an orally available, small molecule agonist of the thyroid hormone receptor that is selective for liver tissue as well as the beta isoform of the receptor. The compound has demonstrated encouraging therapeutic potential in metabolic and liver disorders both in animal models and in humans.

In a prior Phase 2a trial in patients with non-alcoholic fatty liver disease (NAFLD), VK2809 successfully achieved both its primary and secondary endpoints, demonstrating significant reductions in liver fat and plasma lipids. In this study, cohorts treated with VK2809 experienced up to 60% mean relative reductions in liver fat content, and 88% of patients receiving VK2809 experienced at least a 30% relative reduction in liver fat content. Importantly, the reductions in liver fat were durable, with the majority of patients remaining responders four weeks after completion of dosing. The trial also demonstrated VK2809’s promising safety and tolerability profile. No serious adverse events were reported, and the rate of gastrointestinal (GI) disturbances such as nausea and diarrhea was lower among VK2809-treated patients when compared to patients treated with placebo. The company believes that the lipid lowering characteristics of VK2809, combined with its safety, tolerability, significant liver-fat reduction and oral dosing, distinguish it from other drugs in development for this indication, and support its position as a best-in-class therapeutic.

Based on the promising results from the Phase 2a trial, Viking initiated the VOYAGE study. This trial is a randomized, double-blind, placebo-controlled, multicenter international Phase 2b trial designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. The target population includes patients with at least 8% liver fat content as measured by magnetic resonance imaging proton density fat fraction, as well as F2 and F3 fibrosis. Up to 25% of patients may have F1 fibrosis provided that they also possess at least one additional risk factor. The primary endpoint of the VOYAGE study will evaluate the change in liver fat content from baseline to Week 12 in patients treated with VK2809 as compared to patients receiving placebo. Secondary objectives include the evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of treatment.

In the first quarter of 2023, Viking announced completion of enrollment in VOYAGE. The company expects to report topline results, including the trial’s primary endpoint, during Q2 2023.

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Phase 1 Data From VK2735 Study Demonstrate Up to 6% Placebo-Adjusted Mean Weight Loss (7.8% from Baseline), Promising Safety and Tolerability. VK2735 is a wholly-owned dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of various metabolic disorders such as obesity, NASH, and certain rare disorders. Initial in vivo data from the company’s dual agonist program demonstrated improvements in weight loss, glucose control and insulin sensitivity among diet-induced obese mice following treatment with Viking’s compounds as compared to a GLP-1 mono-agonist, when administered at the same dose for the same period of time. VK2735-treated animals also demonstrated reductions in liver fat content that were generally larger than those observed among animals treated with a GLP-1 mono-agonist.

In 2022, Viking initiated a Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) clinical trial of VK2735. During the first quarter of 2023, the company announced results from this study, which demonstrated that treatment with VK2735 was safe and well-tolerated when dosed for up to 28 days in healthy obese volunteers. In addition, treatment with VK2735 led to mean weight loss of up to 18 pounds from baseline.

In the SAD portion of the Phase 1 study, VK2735 demonstrated promising safety and tolerability, as well as a predictable pharmacokinetic profile. Following single subcutaneous doses, VK2735 demonstrated a half-life of approximately 170 to 250 hours, a Tmax (time to reach maximum plasma concentration) ranging from approximately 75 to 90 hours, and excellent therapeutic exposures.

In the 28-day MAD portion of the study, VK2735 demonstrated encouraging safety and tolerability, and positive signs of clinical activity. All cohorts receiving VK2735 experienced reductions in mean body weight from baseline, ranging up to 7.8%. Cohorts receiving VK2735 also demonstrated reductions in mean body weight relative to placebo, ranging up to 6.0%. Statistically significant differences compared to placebo were maintained or improved at the Day 43 follow-up time point, 21 days after the last dose of VK2735 was administered. The company believes that the tolerability data from this study indicate that higher doses may be achieved with longer titration windows, and Viking plans to evaluate further dose escalation in the upcoming Phase 2 trial.

Importantly, VK2735 demonstrated encouraging safety and tolerability following repeated dosing. The majority of observed adverse events (98%) were reported as mild or moderate, and the majority of GI related adverse events (99%) were also reported as mild or moderate. No subjects were discontinued for nausea, vomiting, or GI adverse events. Notably, despite robust activation of the incretin receptor pathways, no hypoglycemia was reported.

The Phase 1 trial was a randomized, double-blind, placebo-controlled SAD and MAD study in healthy adults. The SAD portion of the study evaluated VK2735 in healthy adults, while the MAD portion of the study enrolled healthy adults with a minimum body mass index (BMI) of 30 kilograms per meter squared (kg/m2). The primary objectives of the study were to evaluate the safety and tolerability of single and multiple doses of VK2735 administered subcutaneously, and identify suitable doses for further clinical development. The secondary objective was to evaluate the pharmacokinetics of VK2735 in healthy subjects. The SAD portion of the study evaluated escalating single doses of VK2735. In the MAD portion of the study subjects received VK2735 once weekly for 28 days.

Based on these promising initial data, the company plans to initiate a Phase 2 study of VK2735 in patients with obesity in mid-2023.

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Initiated Phase 1 Trial Evaluating Oral Formulation of VK2735. Concurrent with the announcement of results from the Phase 1 trial of the subcutaneous injectable formulation of VK2735, Viking announced the initiation of a Phase 1 clinical study to evaluate a novel oral formulation of VK2735. The company believes the potential to provide both a subcutaneously injected and an oral dosage form represent a significant expansion of the opportunity for VK2735.

This study is an extension of the Phase 1 trial described above. The study is a randomized, double-blind, placebo-controlled study in healthy adults with a minimum BMI of 30 kg/m2. The primary objective of the study is to evaluate the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective is to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. Exploratory pharmacodynamic measures include assessments of changes in body weight and plasma glucose.

The company expects to report the initial data from the oral formulation Phase 1 study in the second half of 2023.

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Phase 1b Study of VK0214 in X-ALD Continues to Enroll; Data Expected in 2H23. VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurogenerative disease for which there are currently no pharmacologic treatment options.

In 2021, Viking announced the results from a Phase 1 study of VK0214 in healthy volunteers. The study successfully achieved its primary and secondary endpoints as VK0214 demonstrated dose-dependent exposures, no evidence of accumulation, and a half-life consistent with once daily dosing. VK0214 demonstrated encouraging safety and tolerability in this study, with no serious adverse events observed and no differences reported for GI side effects such as nausea or diarrhea among subjects treated with VK0214 compared with placebo.

Following completion of the Phase 1 study, the company initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy, or AMN, form of X-ALD. AMN is the most common form of X-ALD, affecting approximately 50% of those with the disease. The Phase 1b trial is a randomized, double-blind, placebo-controlled multi-center study in adult male patients with AMN. The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered orally, once-daily for 28-days. The study also includes an evaluation of the pharmacokinetics of VK0214 in AMN patients, as well as an exploratory assessment of changes in plasma levels of very long chain fatty acids.

This Phase 1b study continues to enroll, and the company expects to report the initial results in 2H23.

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Completed Successful Offering of Common Stock, Raising Gross Proceeds of Approximately $288 Million. During the first quarter, Viking completed a public offering of common stock, which closed on April 3, 2023. The offering resulted in gross proceeds to the company of $287.5 million, significantly strengthening the company’s cash position. Pro forma including this offering, Viking ended the first quarter of 2023 with approximately $406 million in cash, cash equivalents and short-term investments.

First Quarter 2023 Financial Highlights

Research and development expenses for the three months ended March 31, 2023 were $11.0 million compared to $12.6 million for the same period in 2022. The decrease was primarily due to decreased expenses related to clinical studies, pre-clinical studies and third-party consultants, partially offset by increased expenses related to salaries and benefits, stock-based compensation and regulatory service costs.

General and administrative expenses for the three months ended March 31, 2023 were $9.5 million compared to $3.7 million for the same period in 2022. The increase was primarily due to increased expenses related to legal and patent services, stock-based compensation and salaries and benefits.

For the three months ended March 31, 2023, Viking reported a net loss of $19.5 million, or $0.25 per share, compared to a net loss of $16.1 million, or $0.21 per share, in the corresponding period in 2022. The increase in net loss and net loss per share for the three months ended March 31, 2023 was primarily due to the increase in general and administrative expenses, noted previously, partially offset by increased interest income compared to the same period of 2022.

Balance Sheet as of March 31, 2023

At March 31, 2023, Viking held cash, cash equivalents and short-term investments of $135.7 million, compared to $155.5 million as of December 31, 2022.

Conference Call

Management will host a conference call to discuss the company’s first quarter financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 3, 2023 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 1110653. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. The company also recently initiated a Phase 1 study to evaluate an oral formulation of VK2735. In the rare disease space, the company is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues	$-	$-
Operating expenses:
Research and development	11,008	12,555
General and administrative	9,529	3,690
Total operating expenses	20,537	16,245
Loss from operations	(20,537)	(16,245)
Other income (expense):
Amortization of financing costs	(28)	(12)
Interest income, net	1,034	154
Total other income, net	1,006	142
Net loss	(19,531)	(16,103)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	501	(893)
Foreign currency translation gain (loss)	(17)	31
Comprehensive loss	$(19,047)	$(16,965)
Basic and diluted net loss per share	$(0.25)	$(0.21)
Weighted-average shares used to compute basic and diluted net loss per share	78,352	77,413

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,362	$36,632
Short-term investments – available for sale	117,302	118,853
Prepaid clinical trial and preclinical study costs	9,878	8,144
Prepaid expenses and other current assets	3,926	3,411
Total current assets	149,468	167,040
Right-of-use assets	1,346	1,418
Deferred financing costs	48	38
Deposits	33	33
Total assets	$150,895	$168,529
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,799	$8,529
Other accrued liabilities	11,541	13,114
Lease liability, current	309	304
Total current liabilities	15,649	21,947
Lease liability, net of current portion	1,181	1,260
Total long-term liabilities	1,181	1,260
Total liabilities	16,830	23,207
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2023 and December 31, 2022; no shares issued and outstanding at March 31, 2023 and December 31, 2022	-	-
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2023 and December 31, 2022; 79,319,081 shares issued and outstanding at March 31, 2023 and 78,257,258 shares issued and outstanding at December 31, 2022	1	1
Treasury stock at cost, 2,193,251 shares at March 31, 2023 and December 31, 2022	(6,795)	(6,795)
Additional paid-in capital	453,057	445,267
Accumulated deficit	(311,580)	(292,049)
Accumulated other comprehensive loss	(618)	(1,102)
Total stockholders’ equity	134,065	145,322
Total liabilities and stockholders’ equity	$150,895	$168,529

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com